Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-120025) pertaining to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan, of our reports dated (i) March 30, 2005 with respect to the consolidated balance sheet of NorthStar Realty Finance Corp. and Subsidiaries (the Company) and the combined balance sheet of NorthStar Realty Finance Corp. Predecessor (the Predecessor), as defined in note 1 to the Company's consolidated financial statements, as of December 31, 2004 and 2003, respectively, the related consolidated statements of operations, stockholders' equity and cash flows of the Company for the period from October 29, 2004 (commencement of operations) through December 31, 2004, the related combined statement of operations, owners' equity and cash flows of the Predecessor for the period from January 1, 2004 through October 28, 2004 and for each of the two years in the period ended December 31, 2003, and the related financial statement schedules as of December 31, 2004; (ii) March 30, 2005 with respect to the consolidated financial statements and schedules of ALGM I Owners LLC and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004; (iii) March 30, 2005 with respect to the financial statements and schedule of NorthStar Funding LLC as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, which reports are included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/S/ ERNST & YOUNG LLP

New York, New York
March 30, 2005